PROMISSORY NOTE

PRINCIPAL AMOUNT: $500,000.00	DATE OF NOTE: FEBRUARY 28, 2007

AS HEREINAFTER PROVIDED, for value received EARTH SEARCH SCIENCES, INC., whose address is 306 Stoner Loop Road, #6, Lakeside, MT 59922, (“Maker”), severally promises to pay to the order of LARRY F. VANCE AND TAMI J. VANCE, whose mailing address is POB 763, Lakeside, MT 59922, (“Holder”), the sum of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) in lawful money of the United Sates of America, together with interest on the unpaid principal balance at the rate of FIFTEEN PERCENT (15%) per annum compounded monthly commencing February 28, 2007, until paid in full.  Holder transfers TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) today February 28, 2007 and the balance of the THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) will be transferred on or about March 15, 2007.

COLLATERAL:  This note is secured by TEN MILLION (10,000,000) shares of Earth Search Sciences, Inc. common stock (ESSE.OB).

PAYMENT: Maker shall pay this loan in one (1) payment of FIVE HUNDRED THOUSAND FIGHTY-FIVE THOUSAND FIFTY-FOUR AND 52/100 DOLLARS ($585,754.52).  this payment is due February 28, 2008.  If not paid this Note automatically extends for 2 years.  The new principal amount will be due in twenty-four (24) regular monthly payments of SEVEN THOUSAND THREE HUNDRED TWENTY-ONE AND 93/100 DOLLARS ($7,321.93) each payment, the first on March 28, 2008, and all subsequent payments are due on the same day of each month thereafter.  The final payment will be due on February 28, 2010, and will for all principal and all accrued interest not yet paid, together will all unpaid amounts under this Note.  Pay are interest-only until such time the principal balance is reduced.  In the event the principal balance is reduced, payments will remain the same monthly amount and will include both principal and interest.  Unless otherwise required by applicable law, payment will be applied first to any unpaid collection costs, prepayment fees and late charges, then to any unpaid interest and any remaining amount to principal.  Interest is calculated on a 360-day simple interest basis unless the principal balance is reduced.  In the event the principal balance is reduced, interest will be calculated on a 365-day simple interest basis.  This is by applying the ratio of the annual interest rate over the number of days in a year, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.  Acceleration of the payments under this Note shall not relieve the Maker of making the regularly scheduled payments.  Payment will be made to Larry F. Vance and/or Tami J. Vance, at POB 763, Lakeside, MT 59922, or at such other place the Holder may designate in writing.

LATE CHARGE:  If a payment is more than seven (7) days late, a late charge of THREE HUNDRED SISTY-SIX AND 100/100 DOLLARS ($366.10) shall be due.  The late charge is in addition to actual costs of collection and/or legal fees for preparing and sending notice of default, and/or any other legal action and expenses related to default that may be incurred by the Holder.

STOCK REDEMPTION:  In order to redeem TEN MILLION (10,000,000) shares of Earth Search Sciences, Inc. common stock (ESSE:OB) held as collateral, a fee of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) must be paid AND the Note dated February 28, 2007 much be paid in full.  ALSO, THREE MILLION (3,000,000) shares of Earth Search Sciences, Inc. common stock (ESSE:OB) must be issued to Donald R. Dammel and Steve Bryan.  Mr. Dammel’s and Mr. Bryan’s stock can be piggybacked with any other Earth Search Sciences, Inc. stock registration.

DUE ON SALE:  In the event of a transfer, sale or assignment of any of the secured property, full payment of all amounts owing under this Note and related loan documents, both principal and accrued interest, including penalties and/or fees owing, shall be due and payable on closing of said sale.

DEFAULT:  Maker will be in default if any of the following occurs:  (i) failure to make any payment when due, (ii) failure to comply with or to perform when due any other term, obligation, promise, covenant, or condition contained in this Note or any agreement related to this Note, (iii)  default under any loan, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of the collateral described herein or Maker’s ability to repay this Note or perform Maker’s obligations under this Note or any of the Related Documents, (iv) any representation or statement made or furnished  to Holder by maker or on Maker’s behalf is false or misleading in any material respect either now or at the time made or furnished, (v) any creditor tries to take any of Makers property on or in which Holder has a lien or security interest, (vi) any of the events described in this default section occurs with respect to any guarantor of this Note, (vii) a material adverse change occurs in Maker’s financial condition, or Holder believes the prospect of payment or performance of the indebtedness is impaired, (viii) Holder in good faith deems itself insecure.

Upon default, Earth Search Sciences, Inc. will surrender the TEN MILLION (10,000,000) shares of Earth Search Sciences, Inc. common stock (ESSE.OB).  The stock will be sold to satisfy the terms of this Note.  If the sale does not satisfy the Note the Holder may declare the entire principal balance and accrued unpaid interest immediately due, without notice.  Failure to exercise this option shall not constitute a waiver of the right to exercise the option in the event of any subsequent default.  Maker agrees to pay all costs and expenses, subject to any limits under applicable law, incurred by Holder, including attorneys’ fees and legal expenses whether or not there is a lawsuit.  This includes attorneys’ fees and legal expenses incurred in collecting any delinquent payments, enforcing other covenants, for suit or foreclosure proceedings, for any bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), for appeals, and for any anticipated post-judgement collection services.  In the event the Maker, any or all, file bankruptcy and Holder is required to incur attorneys fees and costs relative to the bankruptcy, Holder’s attorney fees and costs shall be allowed by Title 11 of the United States Code Chapter 506 and related provisions.

GENERAL PROVISIONS:  Notwithstanding any other provision in this Note or in any instrument given to evidence or secure the obligations evidenced hereby, (I) the rates of interest and the charges provided herein and therein shall in no event exceed the rates and charges which result in interest being charged at a rate equaling the maximum allowed by law, and (ii) if for any reason whatsoever, the Holder hereof receives as interest in connection with the transaction of which this Note is a part an amount which would result in interest being charged at a rate exceeding the maximum rate allowed by law, such amount or portion thereof as would otherwise be excessive interest shall automatically be applied toward the reduction of the unpaid principal balance then outstanding hereunder and not toward the payment of interest.

The maker, sureties, guarantors, and endorsers hereof, to the extent allowed by law, severally waive presentment, demand for payment, protest and notice of dishonor, and consent to any and all extensions of time renewals, waivers, or modifications that may be granted by the Holder with respect to the payment or other provisions of this Note, and to the release of any security or any part thereof with or without substitution.  Presentment, notice and protest are waived.  The obligations under this Note are joint and several.

MATURITY DATE: February 28, 2008

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed this 28th day of February, 2007, at Flathead County, Montana.

/s/ Larry F. Vance	/s/ Larry F. Vance
Larry F Vance, Maker	Larry F Vance, Holder
Earth Search Sciences, Inc.
Chairman/CEO
/s/ Tami J. Story
Tami J. Story, Holder